Incorporated in the State of Delaware on August 21, 2007



No. 001

Shares

PARTITION DESIGN, INC.

Common Stock

THIS CERTIFIES THAT ______________________ *is the owner of*

______________________ *Shares of the Capital Stock of*

Partition Design, Inc.

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, *the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this ____________ day of ______________ A.D. ________*

____
President

____
Secretary

SHARES $0.10 EACH